Exhibit 99.2

Daedalus Special Acquisition Corp. Announces Closing of Upsized

$250 Million Initial Public Offering

London, United Kingdom, December 10, 2025 – Daedalus Special Acquisition Corp. (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company and led by Co-Chief Executive Officers Husnu Akin Babayigit and Orkun Kilic, today announced the closing of its upsized pricing of its initial public offering of 25,000,000 units, which includes 2,500,000 units issued pursuant to the partial exercise by the underwriters of their over-allotment option, at an offering price of $10.00 per unit, resulting in gross proceeds of $250,000,000.

The units began trading on the Global Market tier of the Nasdaq Stock Market (“Nasdaq”) under the ticker symbol “DSACU” on December 9, 2025. Each unit consists of one Class A ordinary share and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the ordinary shares and the warrants are expected to be traded on Nasdaq under the symbols “DSAC” and “DSACW,” respectively.

BTIG, LLC is acting as sole book-running manager for the offering.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 8, 2025. The offering was made only by means of a prospectus copies of which may be obtained from: BTIG, LLC, 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com, or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Daedalus Special Acquisition Corp.

Daedalus Special Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this prospectus as our initial business combination. While the Company’s strategy allows for an initial business combination in any business or industry or at any stage of its corporate evolution, its primary focus is to build a diversified portfolio of profitable AI-powered consumer apps.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Nimika Karadia

50 Sloane Avenue

London, SW3 3DD, United Kingdom

Telephone: +44 207 297 3592